                                                FILED PURSUANT TO RULE 424(b)(2)
                                                   REGISTRATION NUMBER 333-47554

                                                                      PROSPECTUS
                                                                      ----------

                       LEARNING TREE INTERNATIONAL, INC.

                    Up to 3,000,000 Shares of Common Stock

     The stockholders listed in the Table of Selling Stockholders (the "Selling Stockholders") may use this prospectus from time to time to offer for sale up to 3,000,000 shares of our outstanding common stock. See "Selling Stockholders" beginning on page 9.

     The Selling Stockholders acquired their shares of our common stock through a purchase from a group of existing shareholders (the "Prior Holders") consisting of David C. Collins, The Collins Family Foundation, The Collins Charitable Remainder Unitrust #97-1, Eric R. Garen and The Garen Family Foundation. Dr. Collins is our Chairman of the Board of Directors and Chief Executive Officer and is also the Chief Financial Officer and Secretary of The Collins Family Foundation and a Trustee of The Collins Charitable Remainder Unitrust. Mr. Garen is our President and is also a Trustee of the Garen Family Foundation.

   Investment in our common stock involves a high degree of risk. See "Risk
                              Factors" on page 2.

     We are not offering any shares of common stock to the public and will not directly receive any proceeds from the sale of shares under this prospectus. We are paying the cost of registering the shares of common stock to which this prospectus relates as well as various related expenses, and the Prior Holders have agreed to reimburse us for those costs. The Selling Stockholders are individually responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares. If required, the number of shares to be sold, the public offering price of those shares, the names of any broker-dealers and any applicable commission or discount will be included in a supplement to this prospectus, called a prospectus supplement.

     Our common stock is traded under the symbol "LTRE." On October 3, 2000, the closing sale price of our common stock on the NASDAQ Stock Market was $47.75 per share. Our principal executive offices are located at 6053 West Century Boulevard, Los Angeles, California, 90045-0028, telephone number (310) 417-9700.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.


               The date of this prospectus is October 23, 2000.

                                 RISK FACTORS

     You should carefully consider the following discussion of various risks and uncertainties, keeping in mind that they are not the only ones that affect us. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us.

     Among other things, this prospectus contains forward-looking statements that are based on certain assumptions about future risks and uncertainties. We believe that our assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to those differences include the ones discussed below, as well as those discussed elsewhere in this prospectus and in our filings with the Securities and Exchange Commission.

Common Stock Price Fluctuations

     Learning Tree's common stock price has fluctuated significantly since our initial public offering and may continue to do so in the future.

     General Factors.  We believe some of the reasons for past fluctuations in
     ----------------
the price of our stock have included:

     .   announcements of developments related to our business;
     . announcements concerning new products or enhancements by Learning Tree or our competitors;
     .   developments in our relationships with our customers;
     . market perceptions of new means of delivering training, such as CD-ROMs or the Internet;
     . variations in Learning Tree's revenues, gross margins, earnings or other financial results from investors' expectations;
     . fluctuations in results of our operations and general conditions in the economy, our market, and the markets served by our customers; and
     . the market reaction to the "Y2K" problem, including delays in introducing new technologies by both our customers and technology vendors.

     In addition, prices in the stock market, particularly for technology-related stocks, have been volatile in recent years. In many cases, the fluctuations have been unrelated to the operating performance of the affected companies. As a result, the price of our common stock could fluctuate in the future without regard to our operating performance.

     Future Sales of Learning Tree Common Stock. Sales of Learning Tree's common
     ------------------------------------------
stock by our officers, directors and employees, especially our founders, could adversely and unpredictably affect the price of our shares. Additionally, the price could be affected even by the potential for sales by these persons. In addition to the approximately 22,119,021 shares outstanding as of October 4, 2000, we have registered a total of 3,266,686 shares of common stock for issuance under our Stock Option Plans. We cannot predict the effect which any future sales of our common stock, or the potential for those sales, will have on our share price.

Fluctuations in Operating Results

     Historically, Learning Tree's operating results have fluctuated, and we expect that fluctuations could continue in the future.

     The fluctuations in our past results have resulted from many factors, some of which are beyond our control. In the future, these or other factors could have a material adverse impact on Learning Tree's operating results and cause our stock price to decrease. For example:

     Timing of Course Development, and Sales and Marketing Expenditures.  We try
     -------------------------------------------------------------------
to base expenditures for
course development, sales and marketing and other items on our expectations of future customer demand. If our assumptions prove to be wrong, and our revenues fall short of our expectations, we may not be able to adjust our expenditures quickly enough to compensate for a lower revenue base. This could compound the impact of any revenue shortfall and further affect our operating results and the price of our stock.

     Course Scheduling and Marketing Activities. The timing and content of our
     ------------------------------------------
courses and our marketing activities can affect the number of participants who attend our courses. Some of the activities that can contribute to fluctuations in our operating results include:

     .  the frequency and availability of our course events;
     . the number of weeks in a quarter during which courses can be conducted; . the timing, frequency and size of, and the response to, our direct mail marketing and advertising campaigns;
     . the timing of introduction of new course titles; and . the mix between course events held at customer-sites and course events held in our education centers and hotels.

     Seasonal Factors. Our quarterly revenues and income typically reflect
     ----------------
seasonal patterns. Generally, our revenue and operating income are greater in the second half of our fiscal year (April through September) than in the first half (October through March). This is due in large part to the seasonal spending patterns of our customers, which are affected by factors such as:

     .  their budgetary considerations;
     . factors specific to their business or industry; and . weather, holiday and vacation considerations.

     We cannot predict whether these seasonal factors or their effects will change in the future.

     Use of Accounting Estimates. The preparation of our financial statements in
     ---------------------------
conformity with "Generally Accepted Accounting Principles" requires us to make estimates and assumptions in calculating our financial results. For example, we currently offer our customers a sales discount program called the "Passport Program." After purchasing a Passport, a customer may attend up to a specified number of courses over a one-year period at a discounted price. Under the Passport Program, we recognize revenue for each attendance in one of our courses based upon the selling price of the Passport and our estimate of the average number of courses a Passport holder will actually attend. When a Passport expires, we record any difference between the revenue previously recognized and the Passport selling price. For example, if a Passport holder attends more courses than we had estimated, we make a negative adjustment to revenues. We base our estimate of the average number of course events that a Passport holder will attend on historical trends that may change in the future. If average passport attendance rates were to increase, we would have to make negative adjustments to our revenue, which could be significant.

     Introductions and Adoption of New Technology. Our customers tend to
     --------------------------------------------
increase their training at times when new technology is being introduced. During periods when no important new technologies are being introduced, demand for our training courses may decrease, and it could have a material adverse effect on our operating results and stock price. For example, during 1998 and 1999 many of our customers deferred new technology installations and training of professionals because of concerns over the potential "Y2K" issue.

     Other Factors. Other factors that may affect our operating results include:
     -------------

          . competitive forces within our current and anticipated future markets;
          .  our ability to attract customers and meet their expectations;
          . currency fluctuations and other risks of international operations; . general economic conditions; and
          . differences in the timing of our spending on development and marketing of courses and receiving revenues from our customers.

     All or any of these and similar factors could result in our operating results differing substantially from the expectations of public market analysts and investors, which would likely have a material adverse impact on our stock price.

Risks Associated with Technology Changes

     If we do not adequately anticipate or respond to changes in technology, it could have a material adverse effect on our operating results and stock price.

     Changes in technology can affect our business in at least two principal ways. First, we must anticipate and keep pace with the introduction of new hardware, software and networking technologies and develop courses that effectively train customers in the technologies which they will be using. Second, we must adapt to changes in the technologies by which we can deliver training to our customers' employees. As a result of technology developments, we may have to make substantial and unanticipated expenditures to develop new course titles, or buy new equipment or invest in further course development software and processes to deliver them. Further, we may not adequately anticipate or respond successfully to technological changes for many reasons, including misjudging the impact of technological changes, as well as financial, technological or other constraints. If we do not adequately anticipate or respond to changes in computer platforms, customer preferences or software technology, it would likely have a material adverse impact on our operating results and stock price.

Risks Associated with the Introduction of Distance Learning

     If we are unsuccessful in developing and implementing a distance learning strategy, it could have a material adverse effect on our operating results and stock price.

     Although the worldwide market for IT education and training is now dominated by instructor-led classroom training, the use of technology-based training, such as Internet-based distance learning, appears to be growing. Many customers and training providers are exploring distance learning methodologies using the Internet ("e-learning"). The market for e-learning for IT professionals is highly fragmented, and we do not know of any established industry model for growth and profitability. A number of e-learning providers offer text or computer based training content over the Internet at low cost or even for free. In contrast, our commitment and investment in the quality and effectiveness of our training programs means that we would likely market any Learning Tree e-learning at a significantly higher price. In order for such a distance learning program to be successful we would need to attract enough customers who would be willing to pay that price. If we cannot successfully implement our current or any other distance learning strategy, our operating results and stock price could be adversely affected.

     Accordingly, our future results of operations may depend upon, among other factors:

     . the extent to which the market accepts the Internet as a method of delivery for IT training;
     . our ability to develop or acquire Internet e-learning technologies and Internet enabled courses for delivery to customers; and
     . our ability to market and implement e-learning training and education that compete effectively against the technology-based training offered by our competitors.

Competition

     If our customers decide that they prefer training offered by new or existing competitors, it could have a material adverse effect on our operating results and stock price.

     The IT education and training market is highly fragmented, with low barriers to entry. No single competitor holds a dominant market share. We face intensifying competition from both established entities and new entries in the market. Our primary competitors include:

     . internal training departments within our current and potential corporate clients;
     . computer hardware and software vendors and their Authorized Training and Education Center partners;
     .    independent education and training companies; and
     .    software systems integrators.

     Some of our competitors offer similar course titles and programs at lower prices. In addition, some competitors have greater financial and other resources than Learning Tree. Recently, we have faced increased competition from companies that offer courses using materials prepared by computer hardware and software vendors. Some of these companies, known as Authorized Training and Education Centers, have been growing in size and expanding the scope of their operations. Additionally, hardware and software vendors, as well as software systems integrators, may combine IT education and training with sales of their products or other services, which could allow them to offer training at lower prices than we do.

     Although instructor-led classroom training continues to dominate the worldwide IT education and training market, technology-based IT education and training formats, such as Internet-based distance learning, seem to be gaining acceptance. Accordingly, our future results may also depend on the extent to which the market will continue to accept instructor-led IT training and on our ability to develop and market instructor-led courses that compete effectively against technology-based courses offered by our competitors.

Risks Associated with International Operations

     If we do not adequately anticipate and respond to the risks inherent in international operations, it could have a material adverse effect on our operating results and stock price.

     Significant portions of our revenues are generated by courses conducted outside the United States.

     Foreign Currency Fluctuations. Our consolidated financial statements are
     -----------------------------
prepared in U.S. dollars, while the operations of our foreign subsidiaries are conducted in their respective local currencies. Consequently, changes in exchange rates can unpredictably and adversely affect our consolidated operating results, and could result in exchange losses. We do not hedge against the risks associated with fluctuations in exchange rates. Although we may use hedging techniques in the future, we may not be able to eliminate or reduce the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock price.

     Other Risks Associated with International Operations. Additionally, our
     ----------------------------------------------------
financial results may be adversely affected by other international risks, such as:

     . difficulties in translating our courses into foreign languages; . international political and economic conditions;
     .  changes in government regulation in various countries;
     .  trade barriers;
     . difficulty in staffing our foreign offices, and in training and retaining foreign instructors;
     .  adverse tax consequences; and
     .  costs associated with expansion into new territories.

     We expect that international revenues will continue to be a significant portion of our total revenues. If we do not anticipate and respond to the risks associated with international operations, it could have a material adverse effect on our operating results and stock price.

Dependence on Key Personnel

     If we are unable to recruit and retain qualified personnel, it could have a material adverse effect on our operating results and stock price.

     Our success depends in large part on the continued services of our executive officers, our senior managers and other key personnel. The loss of these people, especially without advance notice, could have a material adverse impact on our results of operations. It is also very important that we attract and retain highly skilled personnel, including course instructors, to accommodate growth, new course titles and to replace personnel who leave. Competition for qualified personnel is intense, especially in information technology industries, and there are a limited number of people with the requisite knowledge and experience. Under these conditions, we could be unable to recruit, train, and retain instructors and employees. If we cannot attract and retain qualified personnel, it could have a material adverse impact on our operating results and stock price.

Risks Associated with Intellectual Property

     If substantial unauthorized use of Learning Tree's products occurs or if we must defend against infringement claims, it could have a material adverse effect on our operating results and stock price.

     Our success depends in part on our ability to protect our intellectual property and confidential information. Our course development process and course titles are proprietary and we rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect those proprietary rights. Our course materials generally do not include any mechanisms to prohibit or prevent unauthorized use. As a result, someone could copy or otherwise obtain and use our course materials without authorization, either for educational use or to develop competing courses. In addition, we operate in countries that do not provide protection of proprietary rights to the same extent as the United States. Finally, our intellectual property rights will not prevent competitors from independently developing similar course titles or delivery methods. If substantial unauthorized use of Learning Tree's products were to occur, our business and results of operations could be materially adversely impacted.

     We may also have to defend against claims that our current or future courses infringe on the proprietary rights of others. If such a claim succeeded, we might have to change or eliminate courses, and could be required to pay damages or royalties. In addition, litigation over intellectual property rights, whether brought by us or by someone else, could be time-consuming and expensive, even if we were ultimately to succeed. Accordingly, defending and prosecuting these claims could have a material adverse effect on our operating results and stock price.

Risks Associated with Laws and Regulations

     Laws and regulations can affect Learning Tree's operations and may limit our ability to operate in certain states.

     Providers of educational programs to the public must comply with many laws and regulations of federal, state and international governments. Generally, Learning Tree is exempt from that type of regulation because we contract with the employer of the participants in our courses, and we do not participate in any federal or state student aid or loan programs. However, state laws and regulations targeting educational providers could affect Learning Tree's operations and may limit our ability to obtain authorization to operate in certain states. If Learning Tree had to comply with, or was found in violation of, a state's current or future licensing or regulatory requirements, we could be subject to civil or criminal sanctions, including monetary penalties, we could also be barred from providing educational services in that state. In addition, laws and regulatory decisions in many areas other than education could also adversely affect our operations. Complying with current or future legal requirements could have a material adverse effect on our operating results and stock price.

Control by Management

     Senior management has significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions.

     Learning Tree's executive officers and directors collectively own approximately 40% of its outstanding shares of common stock. Dr. Collins, Learning Tree's Chairman and Chief Executive Officer, beneficially owns approximately 19% of Learning Tree's outstanding shares of common stock. Mr. Garen, our President, beneficially owns approximately 16% of Learning Tree's outstanding shares of common stock. Consequently, senior management, and Dr. Collins and Mr. Garen in particular, have significant influence over Learning Tree's policies and affairs and may be in a position to determine the outcome of corporate actions requiring stockholder approval. These may include, for example, the election of directors, the adoption of amendments to our corporate documents and the approval of mergers and sales of our assets.

Risks Associated with Possible Acquisitions and New Business Ventures

     If we cannot successfully implement any future acquisitions or new business ventures, it could have a material adverse effect on our operating results and stock price.

     On occasion we evaluate business opportunities that appear to fit within our overall business strategy. We could decide to pursue one or more of these opportunities by acquisition or internal development. Acquisitions and new business ventures involve many risks, including:

     . the difficulty of integrating acquired technologies, operations and personnel with our existing operations;
     .    the difficulty of developing and marketing new products and services;
     . the diversion of our management's attention as a result of evaluating, negotiating and integrating acquisitions or new business ventures;
     .    our exposure to unforeseen liabilities of acquired companies; and
     .    the loss of key employees of an acquired operation.

     In addition, an acquisition or new business venture could adversely impact cash flows and/or operating results, and dilute shareholder interests, for many reasons, including:

     . charges to our income to reflect the amortization of acquired intangible assets, including goodwill;
     . interest costs and debt service requirements for any debt incurred in connection with an acquisition or new business venture; and
     . any issuance of securities in connection with an acquisition or new business venture which dilutes or lessens the rights of current Learning Tree common stockholders.

     We have had no significant experience in executing and implementing acquisitions. Although we have implemented new business ventures, those ventures have not always been successful, and we may not succeed in the future. The risks associated with acquisitions and new business ventures could have a material adverse impact on our operating results and stock price.

Risks Associated with Changing Economic Conditions

     General domestic and international economic conditions could have a material adverse effect on our operating results and stock price.

     Domestic and/or International Economic Downturns. A significant part of our
     ------------------------------------------------
revenues comes from Fortune 1000-level companies, and their international equivalents, and government organizations. Historically, these customers have reduced their expenditures for external IT training during economic downturns. If the domestic and/or international economy weakens, demand for our services may not increase as we planned or could even decline. This could have a material adverse effect on our operating results and stock price.

     Industry-Specific Slowdowns. Our customers generally operate in the
     ---------------------------
computer, communications, electronics, systems integration, finance, aerospace, military, manufacturing and energy sectors. If one or more of these industries experiences a slowdown, it could have a material adverse effect on our operating results and stock price.

Anti-Takeover Provisions

     Certain provisions of Learning Tree's Restated Certificate of Incorporation, our Bylaws and Delaware law could adversely impact the interests of Learning Tree's stockholders.

     Certain provisions of Learning Tree's Restated Certificate of Incorporation, our Bylaws and Delaware law could, together or separately, discourage, delay or prevent a third party from acquiring Learning Tree, even if doing so might benefit our stockholders. These provisions may also affect the price investors would receive for their shares of Learning Tree's common stock. Some examples of these provisions in Learning Tree's Restated Certificate of Incorporation and Bylaws are:

     .    the division of our board of directors into three classes;
     . the right of our board of directors to issue preferred stock with rights and privileges which are senior to the common stock, without prior stockholder approval;
     . certain limitations of the rights of stockholders to call a special meeting of stockholders; and
     .    the prohibition of stockholder actions by written consent.

Natural Disasters, External Strikes, and Other External Events

     Over the past 26 years, various natural disasters, external labor disruptions and other adverse external factors have impaired our ability to conduct our business, resulted in the loss of revenue or otherwise affected our operating results. When these or other external events occur in the future, they could have a material adverse effect on our operating results and stock price.

     Natural Disasters. Natural disasters can affect our business. For example,
     -----------------
severe winter weather has at times prevented our course participants from travelling to our courses. In these situations, we try to transfer the course participants to later courses, but we may still lose some potential revenue. Similarly, both weather and floods have also disrupted the printing and transportation of the catalogs we use in our direct mail campaigns. The resulting delays in our mailings may reduce or delay the revenue we realize from courses listed in those catalogs.

     External Strikes. We have had to react to postal, transportation and other
     ----------------
strikes in the countries where we operate. Postal strikes delay or reduce the delivery of our direct mail marketing materials, which may result in reduced enrollments in upcoming course events. Transportation strikes can make it difficult for our course participants or our instructors to reach course facilities. Although we try to employ strategies to mitigate the impact of external strikes, these alternative means are rarely completely effective and generally increase our costs.

     Other External Factors. Other factors outside our control can affect our
     ----------------------
operations, including those related to our suppliers and service providers. For example, disruptions of telephone networks can prevent customers from enrolling in our courses; disruptions in transportation services can prevent customers from reaching our facilities, and power outages can prevent us from delivering courses. Similarly, if commodities (for example, the paper used in the printing of our catalogs) that we or our customers need become scarce or more expensive, our operations may be adversely affected.

                                  THE COMPANY

          We are a leading worldwide provider of education and training to information technology ("IT") professionals in business and government organizations. We develop, market and deliver a broad, proprietary library of instructor-led course titles focused on client/server systems, intranet/Internet technologies, computer networks, operating systems, databases, programming languages, object-oriented technology and IT management. In addition, we provide custom developed training for larger clients who need to train large numbers of their IT professionals and end-users, and we test and certify IT professionals in 33 IT job functions. Our instructor-led courses are recommended for college credit by the American Council on Education. We also provide our customers with a skills assessment service through our SkillsTree program.

     We are paid directly by the employers of our course participants and do not receive funding from any government aid or loan programs. As a result, we do not depend on government appropriations for those programs and are not subject to certain governmental regulations.

     We have also begun limited test marketing of our first Internet-based e-learning course and we are currently developing additional e-learning courses. However, the market for e-learning for IT professionals is currently highly fragmented with no established industry model for growth and profitability. Until we develop a profitable e-learning model, we expect to limit our ongoing investment in e-learning.

     We have only one material operating segment, which is the design and delivery of advanced technology training courses and related services.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares under this prospectus.

                             SELLING STOCKHOLDERS

     The Selling Stockholders acquired a total of 3,000,000 shares of our common stock from the Prior Holders (defined on page 1 of this prospectus) on September 22, 2000. The Prior Holders received all of the proceeds of that transaction.

     The following table sets forth the number of shares of common stock beneficially owned by each Selling Stockholder as of October 3, 2000:

                                                                                                      Beneficially Owned
                                                      Number of Shares        Number of Shares      Shares as a Percent of
                                                        Beneficially        Registered for Sale       Outstanding Common
               Selling Stockholder                         Owned                                            Stock
---------------------------------------------------------------------------------------------------------------------------
Bricoleur Partners                                              63,700                  63,700               *
---------------------------------------------------------------------------------------------------------------------------
Bricoleur II, LP                                                44,300                  44,300               *
---------------------------------------------------------------------------------------------------------------------------
JIB Associates, LP                                               6,400                   6,400               *
---------------------------------------------------------------------------------------------------------------------------
Aventine                                                        35,600                  35,600               *
---------------------------------------------------------------------------------------------------------------------------
Franklin California Growth Fund                                530,000                 530,000               2%
---------------------------------------------------------------------------------------------------------------------------
Franklin Small Cap Growth Fund I                             1,064,000               1,064,000               5%
---------------------------------------------------------------------------------------------------------------------------
Franklin Small Cap Fund                                         52,000                  52,000               *
---------------------------------------------------------------------------------------------------------------------------
Franklin U.S. Small Cap Growth Fund                              9,000                   9,000               *
---------------------------------------------------------------------------------------------------------------------------
Manulife Emerging Small Company Trust                           45,000                  45,000               *
---------------------------------------------------------------------------------------------------------------------------
Winterthur Museum, Inc.                                         20,000                  20,000               *
---------------------------------------------------------------------------------------------------------------------------
DMBA PRM                                                         6,000                   6,000               *
---------------------------------------------------------------------------------------------------------------------------
DMBA Retirement                                                 40,000                  40,000               *
---------------------------------------------------------------------------------------------------------------------------
Longwood                                                        55,000                  55,000               *
---------------------------------------------------------------------------------------------------------------------------
Ensign Peak Advisors, Inc.                                     107,000                 107,000               *
---------------------------------------------------------------------------------------------------------------------------
Boettcher Foundation                                            11,000                  11,000               *
---------------------------------------------------------------------------------------------------------------------------
Life Enrichment Foundation                                      40,000                  40,000               *
---------------------------------------------------------------------------------------------------------------------------
University of Wisconsin Foundation                              21,000                  21,000               *
---------------------------------------------------------------------------------------------------------------------------
Putnam Equity Fund 2000                                          1,110                     440               *
---------------------------------------------------------------------------------------------------------------------------
Putnam Capital Appreciation Fund                               145,460                 126,260               *
---------------------------------------------------------------------------------------------------------------------------
Putnam Capital Opportunities Fund                               84,800                  73,300               *
---------------------------------------------------------------------------------------------------------------------------
Putnam New Century Growth Fund                                 130,500                  55,500               *
---------------------------------------------------------------------------------------------------------------------------
Putnam Voyager Fund II                                         249,500                  94,500               *
---------------------------------------------------------------------------------------------------------------------------
RS Diversified Growth Fund                                     200,000                 200,000               *
---------------------------------------------------------------------------------------------------------------------------
The & Trust                                                        662                     662               *
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                                                                       Beneficially Owned
                                                          Number of Shares      Number of Shares       Shares as a Percent
                                                            Beneficailly        Registered for Sale       of Outstanding
                    Selling Stockholder                        Owned                                       Common Stock
---------------------------------------------------------------------------------------------------------------------------
Chestnut Pacific Limited Partnership                                2,385                   2,385               *
---------------------------------------------------------------------------------------------------------------------------
Citi Standard Pacific Ltd                                           3,903                   3,903               *
---------------------------------------------------------------------------------------------------------------------------
The Leonard X. Bosack and Bette M.                                    671                     671               *
Kruger Foundation
---------------------------------------------------------------------------------------------------------------------------
Standard Global Equity Partners, L.P.                              34,996                  34,996               *
---------------------------------------------------------------------------------------------------------------------------
Standard Global Equity Partners, II, LP                             1,228                   1,228               *
---------------------------------------------------------------------------------------------------------------------------
Standard Pacific Capital Offshore                                  40,912                  40,912               *
Fund Ltd.
---------------------------------------------------------------------------------------------------------------------------
Relay 3 Asset Holding Co. Limited                                   1,911                   1,911               *
---------------------------------------------------------------------------------------------------------------------------
Scorpion Offshore Investment Fund, Ltd                             10,981                  10,981               *
---------------------------------------------------------------------------------------------------------------------------
Zodiac Offshore Fund, Ltd.                                          2,351                   2,351               *
---------------------------------------------------------------------------------------------------------------------------
UBS O'Connor, LLC                                                 200,000                 200,000               *
---------------------------------------------------------------------------------------------------------------------------

___________________
* Less than 1% of the total outstanding shares of our common stock. Based upon 22,119,021 shares of our common stock outstanding as of October 4, 2000.

     The Selling Stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth next to their name. As a result, we cannot estimate the number of shares of our common stock that the Selling Stockholders will beneficially own after termination of sales under this prospectus. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of our common stock since the date on which they provided information for this table. We have made no independent inquiries about this, and we are relying on written commitments from the Selling Stockholders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

                             PLAN OF DISTRIBUTION

     This prospectus is for the public resale of shares of our common stock that was previously acquired by the Selling Stockholders in a private purchase from the Prior Holders. The Selling Stockholders may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares set forth opposite their name in the table of Selling Stockholders above. The Selling Stockholders may sell shares in the NASDAQ Stock Market, in the over-the-counter market or in private transactions. At the time of sale, they may sell shares of our common stock at the prevailing price in the NASDAQ Stock Market or at related or negotiated prices. The Selling Stockholders may sell to or through one or more broker-dealers, and these broker-dealers may receive underwriting discounts, concessions or commissions from the Selling Stockholders. For example, Selling Stockholders may sell shares by one or more of the following methods:

     . block trade in which the broker or dealer attempts to sell the shares as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;
     . purchases by a broker or dealer as a principal and resales by that broker or dealer for its account pursuant to this prospectus;
     . ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     . face to face transactions between Selling Stockholders and purchasers without a broker-dealer.

     In making sales, the brokers or dealers retained by the Selling Stockholders may arrange for other brokers or dealers to participate in the resales.

     The Selling Stockholders may enter into hedging transactions in connection with their ownership or sale of the shares. Persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common stock in connection with such transactions. The Selling Stockholders may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. In addition, from time to time, a Selling Stockholder may pledge its shares pursuant to margin agreements with broker-dealers or other financial institutions. Upon default by a Selling Stockholder, the broker-dealer or financial institution may offer and sell the pledged shares pursuant to this prospectus.

     To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing:

     .    the name of any such broker-dealers;
     .    the number of shares involved;
     .    the price at which such shares are to be sold;
     . the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
     . that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and
     .    other facts material to the transaction.

     We are paying the cost of registering the shares of common stock to which this prospectus relates as well as various related expenses, and the Prior Holders have agreed to reimburse us for those costs. The Selling Stockholders are individually responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of their shares.

     We have agreed to use reasonable efforts to keep the Registration Statement (of which this prospectus forms a part) effective until the Selling Stockholders have sold all of their shares or can sell their remaining shares without compliance with the volume restrictions of Rule 144(e) under the Security Act of 1933.

     Each time a Selling Stockholder sells shares using this prospectus, that stockholder must give us and our transfer agent a Certificate of Subsequent Sale, in the form attached as Appendix A. If the Certificate is not delivered, the transfer agent will not transfer the shares sold and will not remove the Securities Act legend from them.

                          FORWARD-LOOKING STATEMENTS

     Certain information contained in this prospectus, or incorporated into it by reference, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act. These forward-looking statements include our views and those of our management with respect to future financial results, capital requirements, market growth, new product introductions and the like, and are generally identified by phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans" and words of similar meaning. There are several important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements. We have identified some of those factors in the discussions under "Risk Factors" beginning on page 2 and elsewhere in this prospectus, and in the documents incorporated by reference into this prospectus.

                             AVAILABLE INFORMATION

     As a public company, we are required to file reports, proxy statements and other information with the SEC. This information may be inspected and copied at the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036. Copies of this information may also be obtained from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. This information is also available for inspection at the offices of the American Stock Exchange at 86 Trinity Place, New York, NY 10006-1881. The SEC maintains a Web site at http://www.sec.gov. The Web site
                                       ------------------
contains information about certain companies, including us, that file information electronically with the SEC.

     We have filed a Registration Statement on Form S-3 under the Securities Act, with the SEC covering the shares of common stock offered in this prospectus. This prospectus does not contain all of the information contained in that Registration Statement or in its exhibits. For more information about us and our common stock offered in this prospectus, please refer to the Registration Statement and its exhibits. If this prospectus contains a description of the provisions of a contract or other document, the description is merely intended as a summary of the document's relevant terms. Where the document is filed as an exhibit to the Registration Statement, the investor should refer to the exhibit for a full statement of its provisions. The Registration Statement and its exhibits may be inspected at the SEC's public reference facilities described above. Copies of these documents may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We have previously filed the following documents with the SEC and they are incorporated by reference in this prospectus:

     (1) our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;
     (2) our Quarterly Report on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000, and June 30, 2000; and
     (3) the description of our common stock contained in Amendment No. 1 to our Registration Statement on Form S-1, File No. 33-97842, as filed with the Commission on November 13, 1995.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of the offering of the common stock under this prospectus are also incorporated in this prospectus by reference. These documents should be considered a part of this prospectus from the date they are filed with the SEC. Any statement contained in this prospectus, whether directly or by incorporation by reference, may be modified or superseded by the information contained in any of these documents.

     Upon request, we will provide a copy of all of the information that has been incorporated by reference in this prospectus, other than exhibits, to each person, including any beneficial owner, to whom a prospectus is delivered, at no charge. Requests should be directed to the Corporate Secretary of Learning Tree International, Inc., by mail at 6053 West Century Blvd., P.O. Box 45028, Los Angeles, California 90045-0028 or by telephone at (310) 417-9700.

                                 LEGAL MATTERS

     The validity of the securities offered hereby has been passed upon for us by the law firm of Guth Christopher LLP, Los Angeles, California.

                                    EXPERTS

     The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and have been so incorporated in reliance upon the authority of said firm as experts in giving said report.

     Theodore E. Guth, a partner of the law firm of Guth Christopher LLP, is a director of Learning Tree and has an option to purchase 7,500 shares of Common Stock. In addition, Mr. Guth is a trustee of certain trusts over which he disclaims beneficial ownership. The names of the trusts and the number of shares held by each are set forth below.

          Name of Trust                                    Number of
                                                             Shares

          The Nancy Garen 1999 Annuity Trust                 141,172
          The Nancy Garen 1999 Annuity Trust 2               263,704
          The Eric R. Garen 1999 Annuity Trust               141,172
          The Eric R. Garen 1999 Annuity Trust 2             263,704
          The Garen Dynasty Trust                            163,000
          The Garen Children's Trust                         546,672
                                                           ---------
          Total                                            1,519,424

                                  APPENDIX A


                       LEARNING TREE INTERNATIONAL, INC.
                        CERTIFICATE OF SUBSEQUENT SALE

Computershare Trust Company, Inc.
Legal Transfer Branch
12039 West Alameda Parkway, Suite Z-2
Lakewood, Colorado  80228

     RE: Sale of Shares of Common Stock of Learning Tree International, Inc. (the "Company") pursuant to the Company's Prospectus dated _______________, 2000 (the "Prospectus")

Dear Sir/Madam:

The undersigned hereby certifies, in connection with the sale of shares of Common Stock of the Company included in the table of Selling Stockholders in the Prospectus, that the undersigned has sold the Shares pursuant to the Prospectus and in a manner described under the caption "Plan of Distribution" in the Prospectus and that such sale complies with all applicable securities laws, including, without limitation, the Prospectus delivery requirements of the Securities Act of 1933, as amended.

Selling Stockholder (the beneficial owner):______

Record Holder (e.g., if held in name of nominee):______

Restricted Stock Certificate No.(s):______

Number of Shares Sold:______

Date of Sale:______

In the event that you receive a stock certificate(s) representing more shares of Common Stock than have been sold by the undersigned, then you should return to the undersigned a newly issued certificate for such excess shares in the name of the Record Holder and BEARING A RESTRICTIVE LEGEND. Further, you should place a stop transfer on your records with regard to such certificate.

Dated:_____________                          Very truly yours,
                                             By:______
                                             Print Name:______
                                             Title:______
cc:  Investor Relations
     Learning Tree International, Inc.
     6053 West Century Boulevard
     Los Angeles, CA 90045-0028

================================================================================

          No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the company, the Selling Stockholders named in this prospectus or any underwriter. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstance create any implication that there has been no change in our affairs since the date of this prospectus. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such solicitation.


                             _____________________



                               TABLE OF CONTENTS

                                                               Page
                                                               ----
Risk Factors                                                     2
The Company                                                      8
Use of Proceeds                                                  9
Selling Stockholders                                             9
Plan of Distribution                                             10
Forward-Looking Statements                                       11
Available Information                                            11
Documents Incorporated
 by Reference                                                    12
Legal Matters                                                    12
Experts                                                          12
Sample Certificate of Subsequent
Sale
                                                              Appendix A



                            Up to 3,000,000 Shares


                                 LEARNING TREE
                                INTERNATIONAL,
                                      INC.


                                 COMMON STOCK
                                 ------------

                                  PROSPECTUS
                                  ----------


                               October 23, 2000

================================================================================